Exhibit 10.6

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (“Agreement”) made this December 3, 2006 by and among GE Monogram Licensing International, a Delaware corporation (“Monogram Licensing”) and Momentive Performance Materials Holdings Inc. (formerly Nautilus Holdings Acquisition Corp.), a Delaware corporation (“Acquiror”).

WHEREAS, Acquiror and solely for the purposes and to the extent set forth herein, General Electric Company, a New York corporation (“GE”), the parent of Monogram Licensing, are Parties to a Stock and Asset Purchase Agreement dated as of September 14, 2006 (“Purchase Agreement”), pursuant to which, among other things, Acquiror agreed to acquire from GE, and GE agreed to sell to Acquiror, the Transferred Assets and the Business Subsidiaries;

WHEREAS, Section 5.09(e) of the Purchase Agreement obligated Acquiror and GE or the relevant GE Affiliate to enter into a trademark license agreement;

WHEREAS, in satisfaction of the foregoing obligations in the Purchase Agreement, the Parties desire to enter into this Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.	DEFINITIONS

(a) Unless otherwise defined herein, each capitalized term used in this Agreement that is defined in the Purchase Agreement shall have the meaning specified for such term in the Purchase Agreement.

(b) Additional Definitions:

“Acquiror” shall have the meaning first set forth above, and shall include, as the context warrants, Acquiror’s permitted assignees, licensees and sublicensees.

“Acquiror Indemnified Parties” shall have the meaning set forth in Section 9.2 of this Agreement.

“Books and Records” shall have the meaning set forth in Section 8.1 of this Agreement.

“Commencement Date” shall have the meaning set forth in Section 4.l of this Agreement.

“Confidential Information” shall have the meaning set forth in the Intellectual Property License Agreement.

“Contract Year” means each calendar year period from January 1 through December 31 between the Commencement Date and the Expiration Date, with the exception of the first Contract Year (Contract Year 1), which shall be for the period from this Agreement’s Commencement Date through December 31, 2007.

Legend

***	- indicates Confidential Terms redacted pursuant to Rule 406. Such redacted material has been filed separately with the Securities Exchange Commission.

“Cure Period” shall have the meaning set forth in Section 19.1 of this Agreement.

“Distribution Channel” means mass merchants, club/warehouse, catalog, distributors, television shopping networks, Internet (e-tailers), corporate accounts, and Acquiror’s own web site, and other additional channels of distribution as may be added to this Agreement by mutual written agreement of the parties.

“Expiration Date” shall have the meaning set forth in Section 4.1 of this Agreement.

“Field of Use” means Licensed Products (including new products as approved by Monogram Licensing in the manner described herein).

“GE Indemnified Parties” shall have the meaning set forth in Section 9.1 of this Agreement.

“Gross Revenue” means all revenue for all Licensed Products Using the Licensed Marks Sold by Acquiror before any discounts, allowances, or other deductions, but excluding revenue for those Licensed Products that Use only a Licensed Specific Product Mark and no other Licensed Mark.

“Initial Term” shall have the meaning set forth in Section 4.1 of this Agreement.

“Intellectual Property License Agreement” means the Intellectual Property License Agreement between the Acquiror and GE dated as of the date hereof. Monogram Licensing agrees to be bound by the terms of that Intellectual Property License Agreement, to the same extent that GE is bound, with regard to the treatment of any information designated in this Agreement as Confidential Information of Acquiror.

“Licensed Products” means:

(i) with respect to GESA:

(A) products sold by GESA as of the Purchase Agreement Date;

(B) new products developed or acquired by GESA between the Purchase Agreement Date and the Commencement Date, and during the Term that are reviewed and approved in writing in advance by Monogram Licensing, such approval not to be unreasonably withheld if the new licensed products (a) are comparable or superior in quality to existing licensed products, and (b) are intended for the same or substantially similar purpose and application as the products currently sold by GESA; and

(ii) with respect to the other Permitted Businesses:

(A) products currently sold by the Permitted Businesses in commercial construction, commercial building restoration and OEM window and door production market, including but not limited to: acrylic and silicone elastomeric coatings; general purpose construction acrylic and silicone; insulated glass sealants; acrylic patch products; acrylic primers; acrylic and silicone restoration products; silicone structural glazing sealants; acrylic water repellants; and window and door manufacturing sealants;

(B) new products developed or acquired by the Permitted Business between the Purchase Agreement Date and the Commencement Date, and during the Term that are reviewed and approved in writing in advance by Monogram Licensing, such approval not to be unreasonably withheld if the new licensed products: (a) are comparable in quality to existing licensed products, and (b) are intended for the same or substantially similar purpose and application as such products currently sold by such Permitted Business; and

(iii) Specific Products, but in relation to each Specific Product only in respect of the Licensed Specific Product Mark that is Used at the Commencement Date in relation to that Specific Product, as set out in Attachment 1.

“Licensed Territory” means all countries and territories worldwide where GE or Monogram Licensing has now has, or in the future, obtains a trademark registration for the Licensed Products in the appropriate international trademark class. If Acquiror requests Monogram Licensing to obtain a trademark registration in such class in any additional countries or territories, the cost of obtaining same shall be at Acquiror’s expense, in accordance with Section 12.5 hereof.

“Licensed Marks” means the trademarks listed and referenced on Attachment 1, and incorporated herein by reference (including the Licensed Specific Product Marks). Monogram Licensing shall be permitted to unilaterally amend Attachment 1 to reflect modifications to the appearance of the Mark and the guidelines for use of the Mark, including without limitation, to comply with modified GE Brand Identity Guidelines (See www.gebrandcentral.com/ brand/design_library/). The timing of the effective date for Acquiror’s compliance with such modifications is set forth in Section 6.2 of this Agreement.

“Licensed Specific Product Marks” means those trademarks listed and referenced on Attachment 1 as Licensed Specific Product Marks (as the same may be amended in accordance with Attachment 1).and which are Used by the Permitted Business for a Specific Product at the Commencement Date.

“Net Sales” means the total Gross Revenue less the following documented and supportable items of expense to the extent to which they are actually paid or allowed:

(a) actual quantity discounts granted;

(b) returns actually made and credited (provided that amounts equal to such credits have previously been included in Gross Revenue); provided however, that the deduction for such returns may not exceed 15% of Gross Revenue in any Contract Year exclusive of product recalls;

(c) sales taxes or use taxes on sales invoices;

(d) separately stated freight;

(e) fees and assessments (other than those referred to in Section 3 hereof), both U.S. and foreign, as well as any amount already paid to Monogram Licensing for any component or accessory purchased from Monogram Licensing and included therein;

(f) Except as expressly set forth above, computation of Net Sales (including the computation of Gross Revenue) shall not include deductions for costs incurred by Acquiror in the manufacture, sale, distribution, advertising, promotion, or exploitation of the Licensed Products, or any indirect or overhead expense of any kind whatsoever. Similarly, such deductions and costs shall not be deducted from royalties payable; and

(g) If Acquiror sells or provides any Licensed Product to any third party at no charge (other than product samples or other customary practices), the royalties payable to Monogram Licensing shall be computed on the basis of the usual price charged to other parties. Notwithstanding the foregoing, Acquiror may distribute Permitted Free Goods on a [***] provided the amount of Permitted Free Goods distributed (other than to Monogram Licensing) [***] of Net Sales in any Contract Year. “Permitted Free Goods” is defined as Licensed Products distributed at no cost to the recipient as or in connection with introductory offers, samples, promotions and the like, provided that such free goods are distributed in the ordinary course of Acquiror’s business (i) to promote a royalty-bearing sale of Licensed Products and represents the usual and customary business practices of Acquiror for both Licensed Products and non-licensed products or (ii) are provided at no cost to Monogram Licensing pursuant to terms set forth in this Agreement or as a matter of courtesy by Acquiror upon Monogram Licensing’s request (“Permitted Free Goods”). Acquiror need not provide pre-transaction notice to Monogram Licensing to distribute Permitted Free Goods.

“New Product Introduction Process” shall have the meaning set forth in Section 5.7 of this Agreement.

“Option” shall have the meaning set forth in Section 4.1 of this Agreement.

“Party” or “Parties” means, individually or collectively, Monogram Licensing and/or Acquiror, as applicable.

“Permitted Businesses” shall have the meaning set forth in Section 2.2 of this Agreement.

“Purchase Agreement” shall have the meaning set forth in the recitals.

“Purchase Agreement Date” shall mean September 14, 2006.

“Renewal Period” shall have the meaning set forth in Section 4.1 of this Agreement.

“Report” shall have the meaning set forth in Section 7.1 of this Agreement.

“Reporting Period” means each calendar quarter (January through March, April through June, July through September, and October through December) of each Contract Year in the Renewal Period and any Sell-Off Period.

“Section” means a numbered portion of this Agreement.

“Sell-Off Period” shall have the meaning set forth in Section 19.3 of this Agreement.

“Sold” means the first to occur of the following events:

(a) when delivered to a party acquiring the same;

(b) when title passes to a third party;

(c) when paid for, whether paid in advance of delivery or not; or

(d) when billed.

“Specific Product” means a product listed in Attachment 1 (as the same may be amended in accordance with Attachment 1).

“Sub-Tier Vendors” shall have the meaning set forth in Section 13.3 of this Agreement.

“Term” shall means the term of the relevant license rights granted under this Agreement as set forth in Section 4.1 of this Agreement.

“Use of the Licensed Marks” or “Using the Licensed Marks” or similar expressions shall include any activity which directly or indirectly associates the Licensed Marks or any of them with any product or service.

“Vendors” shall have the meaning set forth in Section 5.5(a) of this Agreement.

2.	GRANT OF LICENSE RIGHTS

2.1 License Grant. Subject to the terms and conditions of this Agreement, including without limitation pre-production audit approval under Section 5 below, Monogram Licensing grants Acquiror: a personal, non-transferable and non-sublicensable (except as provided herein) license, [***], during the Renewal Period as set forth in Section 4, (a) to manufacture, have manufactured (by toilers and other contractors or suppliers), market, advertise, distribute, sell and otherwise commercialize Licensed Products under the Licensed Marks other than the Licensed Specific Product Marks in the Licensed Territory, which license shall be exclusive in the Field of Use; and (b) to Use each Licensed Specific Product Mark in the Licensed Territory (and elsewhere, but only to the extent to which such Licensed Specific Product Mark is Used elsewhere in the Business as of the Commencement Date), and in relation to the Specific Product of the Business that is Using the same at the Commencement Date (as set out in Attachment 1, and as the same may be amended in accordance with its terms), such Use to be in the same manner as each such Licensed Specific Product Mark is Used at the Commencement Date, which license shall be exclusive with respect to Specific Products.

2.2 Assignment and Transfer. The license grant set forth in Section 2.1 hereof will be assignable (subject to the obligations under this Agreement) to an entity (a) acquiring all, or substantially all assets of GESA or the business that sells wholesale to the commercial construction, commercial building restoration and OEM window and door production market (together with GESA, the “Permitted Businesses”) or (b) acquiring the assets or business lines that Use the relevant Licensed Marks at the time of such transfer, which entity is approved in advance of such assignment by Monogram Licensing upon completion of due diligence, and provided that no more than four such entities (including Acquiror) shall be entitled to Use the Licensed Marks as licensees hereunder. Monogram Licensing’s approval will be granted following its reasonable determination that the acquiring entity does not harm, or is not likely to harm, the value of any of the Licensed Marks or GE’s or any of its Affiliate’s reputation.

2.3 Subsidiaries and Affiliates. Should Acquiror determine that it is preferable or necessary to operate the Permitted Businesses through Subsidiaries or Affiliates, such as on a country-by-country basis, Acquiror may grant sublicenses to those Subsidiaries or Affiliates, for example on a country by country or other basis, all in conformance with this Agreement provided that any such sublicensee shall terminate automatically should the sublicense cease to be a Subsidiary or Affiliate of Acquiror. Acquiror will take necessary and appropriate steps to ensure that each such Subsidiary or Affiliate complies with the applicable terms of this Agreement.

2.4 License Limitations. The license to Use the Licensed Marks is limited to Use on or in connection with the Licensed Products only, and further the license of each Licensed Specific Product Mark is limited to the Specific Product of the Business that Used that Licensed Specific Product Mark at Commencement Date only and no other Licensed Product (in each case including any advertising, display, promotional copy, and other associated materials bearing the Licensed Marks or any of them that are approved in advance of their Use by Monogram Licensing, such approval not to be unreasonably withheld or delayed). Acquiror shall not, except as specifically permitted in this Agreement or approved in advance by Monogram Licensing, Use the Licensed Marks or give consent to the Use of the Licensed Marks to any other Person in any manner. For the avoidance of doubt, Acquiror shall be permitted to give consent to Use the Licensed Marks, in a manner consistent with GE’s Brand Identity Guidelines, within the Distribution Channel only for purposes of advertising and/or promoting the sale of Licensed Products.

2.5 Reservation of Rights. Monogram Licensing expressly reserves the right to retain for itself and/or to grant to any other party(ies) a licensees) of any scope, in any geographical area(s), (a) for any use(s), and for any article(s) of merchandise outside the Field of Use; and (b) of the Licensed Specific Product Marks outside the scope of the license granted in Section 2.1 (b) above. Except as provided pursuant to Sections 2.1 and 2.2, no license by implication is granted by this Agreement, or by the actions or inaction of Monogram Licensing. During the term of this Agreement, and in any event not prior to expiration of the non-compete set forth in Section 5.14(a) of the Purchase Agreement, Monogram Licensing shall not permit the manufacture, distribution or sale of any Licensed Products under the Licensed Marks in the Field of Use, by Monogram Licensing, GE or any Affiliate of Monogram Licensing or GE.

2.6 Sublicensing Limitations. Acquiror may not sublicense the rights granted in this Agreement except as expressly permitted by this Agreement or as required by local law (e.g., China.

2.7 No Sales Beyond Expiration. Except for sales during the Sell-Off Period, Acquiror may not enter into a contract for the sale of Licensed Products extending beyond the Expiration Date or termination date of this Agreement.

2.8 Additional Restrictions on Licensed Specific Product Marks. Acquiror shall not and shall ensure that its permitted sublicensees and permitted assignees hereunder shall not (a) Use any Licensed Specific Product Mark in relation to any new product or in relation to any product other than the relevant Specific Product; or (b) assert any Licensed Specific Product Mark is generic, descriptive or non-protectable. Acquiror shall and shall ensure that its permitted sublicensees and permitted assignees hereunder shall, use each Licensed Specific Product Mark only as a trade mark (e.g. as an adjective) in its website and in all new promotional materials. For the avoidance of doubt, this provision shall survive the termination or expiration of this Agreement for any reason, including due to Acquiror’s breach of any other provision of this Agreement. For the avoidance of doubt, the Licensed Specific Product Marks constitute the combination of the alphabetical characters and numerals set out in Attachment 1, and nothing in this Agreement governs the use by Acquiror of the numerals on their own or in conjunction with other characters (provided such other characters, as used, are not the same or confusingly similar to any of the alphabetical characters set out in Attachment 1). Monogram Licensing expressly disclaims all ownership and trademark rights to the numerals alone as used in relation to the Business.

2.9 Subject to the terms and conditions of this Agreement Acquiror may use on product labels which are at the Commencement Date used by the Sealants and Adhesives Business in relation to products Sold by the Sealants and Adhesives Business at the Commencement Date either of the following phrases: “formerly known as GE Sealants and Adhesives” or “formerly known as GESA” provided that in each case such phrase shall immediately follow the then current corporate or trading name of the Sealants and Adhesives Business. For the purposes of this Section 2.9 the “Sealant and Adhesives Business” means the business division known immediately prior to the Commencement Date as “GE Sealants and Adhesives” or “GESA” and acquired by Acquiror pursuant to the Purchase Agreement, and includes any successors to that business division (or parts of it) resulting from any reorganization of Acquiror and its Affiliates that may occur from time to time.

3.	ROYALTIES

3.1 Use of GAAP, IFRS or IAS. Acquiror shall use the United States Generally Accepted Accounting Principles (“GAAP”), the International Financial Reporting Standards (“IFRS”) or the International Accounting Standard (“IAS”) consistently for calculation of Gross Revenues and royalties under this Agreement.

3.2 Species for Payment. All amounts due under this Agreement shall be denominated, reported, and paid in U.S. dollars. Where a country restricts repatriation of U.S. Dollars, royalties will continue to accrue until paid.

3.3 [***]

3.4 Foreign Exchange Rate. The royalty on Net Sales in currencies other than U.S. dollars shall be calculated using the appropriate foreign exchange rate for such currency published in the Wall Street Journal on the first banking day following each corresponding Reporting Period.

3.5 Taxes. The Parties agree to provide each other with all necessary original tax receipts, and to use commercially reasonable efforts to seek to minimize taxes payable on royalties received by Monogram Licensing hereunder.

3.6 Survival. The provisions of this Section 3 shall survive termination or expiration of this Agreement to the extent that royalty payments are owed to Monogram Licensing during the Sell-Off Period.

4.	TERM AND RENEWAL

4.1 (a) Unless terminated or extended as herein provided, in relation to the license rights granted pursuant to Section 2.1(a) the initial term of this Agreement commences at 12:00 A.M. Eastern Standard Time on December __, 2006 (“the Commencement Date”) and continues for seven (7) years thereafter (“Initial Term”), with a one-time option (“Option”) to renew for an additional five (5) year period (the “Renewal Period”) for a total of twelve (12) years. This Option must be exercised in writing by Acquiror to Monogram Licensing no later than ninety (90) days before the end of the Initial Term. (b) Unless terminated as herein provided, in relation to the license rights granted pursuant to Section 2.1(b) the term of this Agreement commences on the Commencement Date and continues in relation to each Licensed Specific Product Mark for so long as the Specific Product that Uses that Licensed Specific Product Mark at Commencement Date is marketed or Sold by Acquiror under or by reference to that Licensed Specific Product Mark. In each case the Agreement expires in relation to the relevant license rights at 11:59 P.M. Eastern Standard Time on the last day of the Term (“Expiration Date”).

5.	PRODUCT QUALITY CONTROL

5.1 Quality Control Right. Monogram Licensing has the right to control the quality of the Licensed Products Using the Licensed Marks. This includes details concerning the sale, promotion, marketing and distribution of products bearing the Licensed Marks and the manufacture by Acquiror and Vendors of such Licensed Products. Monogram Licensing also has the right to control the manner in which the Licensed Marks are affixed to Licensed Products and their packaging as well as the quality and proper Use of the Licensed Marks on all advertising, display, promotional copy, and other associated materials for the Licensed Products used in connection therewith, subject to Section 6.1 of this Agreement. Acquiror acknowledges and agrees that the control by Monogram Licensing over the nature and quality of all Licensed Products Using the Licensed Marks is a material element of the licenses herein granted.

5.2 Quality Required. The Licensed Products Using the Licensed Marks shall be of a quality that is equal to or better than the products sold by the Permitted Businesses as of the Purchase Agreement Date, including in design, features, material, and workmanship, and suitability for the purpose intended.

5.3 Subsequent Units. Acquiror covenants that subsequent units of each type or model of Licensed Products Using the Licensed Marks shall be of a standard of quality equally as high as that of initial specimens and samples of that type or model made available to Monogram Licensing. Monogram Licensing shall be entitled to rely on Acquiror for the consistent quality, performance, and safety of Licensed Products Using the Licensed Marks and their compliance with applicable laws and standards. Acquiror agrees to meet, at its own expense, all federal, state, local and industry testing requirements, health and safety requirements, and any additional testing requirements reasonably imposed by Monogram Licensing.

5.4 Adherence to QC Standards. Licensed Products Using the Licensed Marks shall be manufactured according to industry standards, specifications, protocols, and quality control standards. In addition, to the extent reasonably applicable, to the Licensed Products Using the Licensed Marks, the Licensed Products Using the Licensed Marks must meet the standards identified in GETL Q-l000 as of the Purchase Agreement Date as the same may be reasonably updated from time to time and detailed in the GE Quality Manual as of the Purchase Agreement Date as the same may be reasonably updated from time to time. Licensed Products Using the Licensed Marks may not be made or Sold until such standards have been met. Acquiror shall provide all Vendors with such standards, and shall require that Vendors continually meet or exceed such standards. Further, the Licensed Products Using the Licensed Marks shall meet or exceed any and all government safety, environmental and other government standards, regulations, rules, laws or the like dealing with or applicable to Licensed Products Using the Licensed Marks, together with all U.S. Underwriters Laboratories requirements and the requirements of similar entities or bodies in other countries where Acquiror plans to sell Licensed Products Using the Licensed Marks as agreed to by Monogram Licensing and the Acquiror. Monogram Licensing acknowledges that the Licensed Products Using the Licensed Marks Sold on or prior to the Purchase Agreement Date meet the standards set forth in this Section 5.4.

5.5 Vendor Relations

(a) Acquiror will perform audits every year conforming to the social responsibility standards identified in GETL Q-1000 and detailed in the GE Quality Manual (“Social Responsibility Audits”) as of the Purchase Agreement Date for suppliers that manufacture or assemble any Licensed Products Using the Licensed Marks (“Vendors”) for Acquiror. The Social Responsibility Audits will be performed and issues resolved in accordance with Monogram Licensing’s criteria. A copy of each Social Responsibility Audit will be made available to Monogram Licensing upon request. At any point Acquiror may modify social responsibility terms to make them more rigorous.

(b) Monogram Licensing retains the right to perform at its expense its own audits (during ordinary business hours upon providing reasonable advance notice) or to coordinate with the Acquiror.

(c) Non-compliance with the Social Responsibility Audit will be corrected as required to meet Monogram Licensing’s criteria and time constraints. Notwithstanding anything to the contrary, Vendor will immediately halt production of any Licensed Products Using the Licensed Marks if Vendor is found to be in material violation of any Social Responsibility provisions that are expressly referred to as a “red flag issue” in the GE Quality Manual.

(d) Upon notice to Acquiror, Monogram Licensing retains the right to communicate with the Vendors to coordinate audits or discuss technical issues provided that Acquiror shall at all times be given the opportunity to participate in any such audits or discussions.

5.6 New Vendor Development

(a) New Vendor Defined. A new Vendor is defined as a facility that has not produced the relevant Licensed Products Using the Licensed Marks within Three Hundred and Sixty Five (365) days from the date of the last audit of that facility, if any, by Monogram Licensing.

(b) New Vendor Letter Agreement. Acquiror will require new Vendors to sign the form of letter agreement between Acquiror and its Vendors found in the GE Quality Manual before commercial production of Licensed Products manufactured or assembled by such Vendor. If a Vendor refuses to sign such form, Acquiror will not purchase or otherwise obtain Licensed Products Using the Licensed Marks from such Vendor until compliance is achieved. Signed copies of the form of letter agreement between Acquiror and its Vendors will be made available to Monogram Licensing upon request.

(c) New Vendor Social Responsibility Audit. Acquiror will perform a Social Responsibility Audit and a manufacturing assessment of all prospective Vendors. All results will be forwarded to Monogram Licensing upon request. Vendors must pass these evaluations before manufacturing Licensed Products Using the Licensed Marks. Monogram Licensing retains the right to perform at its expense its own audits to confirm results, provided that the Acquiror will in all instances be given the opportunity to participate in any such audits.

(d) Manual Updating. Acquiror will update the existing GE Quality Manual, with such updates as Monogram Licensing may supply, to ensure that Monogram Licensing’s requirements identified within this Agreement are incorporated.

(e) Acquiror’s New Vendor Facilities. These requirements also cover new Vendor facilities fully and or partially owned by the Acquiror.

5.7 New Products

(a) Restriction of Hazardous Substances Compliance. Acquiror shall maintain the Restriction of Hazardous Substances Compliance records for each new Licensed Product Using any of the Licensed Marks and provide them to Monogram Licensing during the new product introduction process.

(b) New Product Introduction Process. As to each new product Using the Licensed Marks, Acquiror shall continue the new product introduction process (found within the GETL Q-l000 and detailed within the GE Quality Manual) as of the Purchase Agreement Date and as the same may be reasonably updated from time to time (“New Product Introduction

Process”). All data requirements, sample requirements, and tollgates will be adhered to by the Acquiror prior to the sale or distribution of such products. Product reviews include, but are not limited to, family concept designs, drawings, mock-ups and Licensed Product generational roadmaps. Monogram Licensing shall provide a written response to each submission within ten (10) business days. If Monogram Licensing fails to do so, Acquiror may give a second Notice to Monogram Licensing. If in such second Notice Acquiror so requests, Monogram shall respond in writing to Acquiror within five (5) business days of receipt of such second Notice, and shall in such response either (a) indicate its approval or disapproval and its reasons for any disapproval; or (b) identify a senior executive who will make himself/herself available for a meeting with Acquiror within 24 hours of a request from Acquiror for such meeting to discuss Monogram Licensing’s response. Any failure of Monogram Licensing to comply with the foregoing sentence shall be deemed a material breach by Monogram Licensing of this Agreement. If Monogram Licensing provides notice that such submission is unsatisfactory, contemporaneously with providing notice of disapproval, Monogram Licensing shall state the reasons for its disapproval and provide guidance on how such materials might be approved. For the avoidance of doubt Licensed Products manufactured by the Business prior to the Commencement Date shall not be subject to the requirements of this Section 5.7(b).

(c) Packaging. Acquiror shall make packaging and instruction manual templates for new Licensed Products Using the Licensed Marks, which shall adhere to GE’s Brand Identity Guidelines as the same may be reasonably updated from time to time, available to Monogram Licensing for review and prior written approval. Monogram Licensing will use its best efforts to provide a written response to any such submission within ten (10) business days. If Monogram Licensing fails to do so, such inaction shall result in the submission being deemed approved. If Monogram Licensing provides notice that such templates are unsatisfactory, contemporaneously with providing notice of disapproval, Monogram Licensing shall state the reasons for its disapproval and provide guidance on how such materials might be approved.

(d) Government Agency Listing. New Licensed Products Using the Licensed Marks will attain appropriate government agency listing, if any, and will otherwise comply with any other government requirements as required where Acquiror sells the Licensed Products. Samples shipped to Monogram Licensing during product development will be provided free to Monogram Licensing. Any and all costs associated with import and shipping of these samples, including handling charges and duties, will be borne by the Acquiror.

(e) Trade Dress Reviews. Trade dress reviews will be conducted by the Acquiror to ensure that, in Acquiror’s reasonable judgment, no third party infringement occurs.

(f) Importation of Field Trial Samples. Products provided as field trial samples (as referenced in the GE Quality Manual) shall be imported into the United States by the Acquiror as finished goods. The importer of record for all samples sent to Monogram Licensing for the New Product Introduction Process or through ongoing quality requests shall be the Acquiror or its Vendor. Monogram Licensing is not to be the importer of record.

5.8 Ongoing Quality

(a) Sample Submission. During the Term of this Agreement, upon Monogram Licensing’s reasonable request, Acquiror shall submit samples in a quantity as reasonably requested by Monogram Licensing for each model of Licensed Product Using the Licensed Marks for testing, together with all labeling or packaging in which, or in conjunction with which, the Licensed Product is to be marketed or Sold. The samples will be provided to Monogram Licensing at cost, and any and all costs associated with shipping of these samples including all shipping and handling charges and duties will be borne by Monogram Licensing. The manufacture, sale, distribution or promotion of Licensed Products Using the Licensed Marks shall not be contingent on waiting for test results. Monogram Licensing shall not question any Licensed Product that meets or exceeds the quality of Licensed Products Sold by the Business as of the Purchase Agreement Date.

(b) Consumer Complaints. Upon reasonable request from Monogram Licensing, Acquiror shall provide Monogram Licensing with the material data pertaining to all material consumer safety related complaints relating to the Licensed Products Using the Licensed Marks. Monogram Licensing shall treat all information that it obtains hereunder as Confidential Information subject to the provisions of the Intellectual Property License Agreement. Any corrective action plans prepared by Acquiror relating to the foregoing will be provided to Monogram Licensing. Acquiror will, at the reasonable request of Monogram Licensing, recall any Licensed Product with respect to which Monogram Licensing has identified a material undisclosed safety concern, unless Acquiror reasonably determines there is no material undisclosed safety concern, and provides its reasons in writing to Monogram Licensing within 10 business days of Monogram Licensing’s recall request.

(c) Returns. Licensed Products Using the Licensed Marks returned from customers requiring modifications (other than re-packaging) shall not be re-sold by Acquiror except where such Licensed Products undergo an appropriate quality control process, or are sold without the Licensed Marks. Licensed Products Using the Licensed Marks returned from customers requiring only re-packaging may be resold by Acquiror as new Licensed Products, provided such resale is permitted by applicable law at the time and Monogram Licensing policies as of the Purchase Agreement Date.

5.9 Audits

(a) Record Availability. Copies of all records that are required or otherwise may be maintained by Acquiror for compliance with the terms of this Agreement (such as social responsibility audits, quality manuals, hazardous substances compliance forms, lot inspection reports, and any appropriate government agency listings), will be made available to Monogram Licensing at its expense upon request, during the Term and for a period of three (3) years following termination or expiration of this Agreement.

(b) Return Rate Data. Copies of return rate data by model regarding new Licensed Products Using the Licensed Marks will be made available to Monogram Licensing at its expense upon reasonable request, during the Term and for a period of three (3) years following termination or expiration of this Agreement.

(c) Visitation and Corrective Actions. Acquiror will allow Monogram Licensing’s representatives or its authorized agents, during regular business hours and upon reasonable notice, to enter Acquiror’s or its Vendors’ premises to conduct Social Responsibility Audits, inspect the Licensed Products Using the Licensed Marks, manufacturing processes, material handling, document control, production, finished goods handling, and facilities for compliance with the terms of this Agreement, all at Monogram Licensing’s expense. If Monogram Licensing finds in its reasonable judgment unacceptable factory practices and/or violations, Monogram Licensing will provide its findings in writing to Acquiror for correction. Corrective actions will be taken within a reasonable timeframe. Monogram Licensing retains the right to re-audit at its expense to confirm the corrective action. Any Vendor or Acquiror factory having such unacceptable factory practices and/or violations will not be allowed to ship or produce Licensed Products until the issue(s) is/are fully resolved to Monogram Licensing’s reasonable satisfaction. Any Vendor that fails to address product safety or Social Responsibility Audit related issues to Monogram Licensing’s satisfaction will be barred from producing Licensed Products Using the Licensed Marks. Monogram Licensing shall treat all information that it obtains pursuant to such audits as Acquiror’s Confidential Information subject to the provisions of the Intellectual Property License Agreement, and will use such information only for purposes of assuring that Acquiror’s obligations under this Agreement have been met. Monogram Licensing acknowledges and agrees that the Business at the Commencement Date meets the factory practices requirements of this Section 5.9(c), and at the Commencement Date is free of any violations as referred to herein.

(d) Recalls. Acquiror shall bear any and all costs related to any product recall of Licensed Products Using the Licensed Marks, whether voluntary or required by a government agency. In the event of a government-ordered recall, Acquiror will consult with Monogram Licensing regarding all material aspects of handling such recall Acquiror agrees that adequate identification stamping will be placed on finished Licensed Products Using the Licensed Marks to best facilitate any product recall that may be declared. Acquiror will promptly inform Monogram Licensing of all government correspondence/contact regarding product recall issues relating to Licensed Products Using the Licensed Marks (or any of them).

5.10 Product Warranty. Acquiror shall provide a warranty (as determined by Acquiror) for each Licensed Product Using the Licensed Marks Sold, and shall be solely responsible for performing its obligations under that warranty both during and after the Term of this Agreement. The warranty terms are subject to the prior review and comment of Monogram Licensing. The Licensed Products Using the Licensed Marks shall carry the highest level of warranty coverage offered by Acquiror for like products but in any event shall provide a level of coverage that is no less than that offered by the Business in relation to the relevant Licensed Products at the Commencement Date. The warranty terms used by the Permitted Business at any time from and after the Purchase Agreement Date through the Commencement Date shall be acceptable to Monogram Licensing. The warranty terms will be subject to annual review and approval by Monogram Licensing to ensure that they are in compliance with this Section 5.10. Neither Monogram Licensing nor Acquiror shall be permitted to sell such information to third parties.

5.11 Non-Discrimination. Monogram Licensing shall treat Acquiror no less favorably than it treats any other present or future Third Party licensee under the Licensed Marks for any field, including without limitation in its application, interpretation and enforcement of GE’s Brand Identity Guidelines, the GETL Q-1000, the GETL Quality Manual, and the “Integrity: The Spirit & Letter of Our Commitment,” requirements (herein the “Basic Requirements”), and in the application, interpretation and enforcement of the processes and procedures set forth therein. In addition, Monogram Licensing shall (a) provide reasonable advance notice to Acquiror of any material changes to the Basic Requirements and (b) if requested to do so in writing by Acquiror within fifteen (15) business days of such notice, and prior to implementing any such changes, meet with Acquiror to discuss in good faith any concerns of Acquiror with respect to the proposed changes and (c) implement all measures agreed upon by the Parties during the foregoing discussions.

5.12 Breach Caused by Operation of Business at the Commencement Date. If at the Commencement Date the Business does not meet any of the requirements or standards set forth in this Agreement, such that Acquiror will, merely by continuing to operate the Business in the manner in which it is operated at the Commencement Date (and not by reason of any other act or omission of Acquiror), be immediately in breach of the terms of this Agreement then, within ten (10) business days upon either party providing notice of same in writing to the other, the parties shall enter discussions and promptly and reasonably agree in good faith on an appropriate plan (including a reasonable timetable to implement such plan) for Acquiror remedying such breach and prior to fully remedying such breach, for Acquiror to mitigate any adverse effect (other than an immaterial adverse affect) such breach is having or may have on the Licensed Marks or the reputation of GE or any of its Affiliates (in each case taking into account all relevant factors including the nature of such breach, the extent of the damage or probable damage to the Licensed Marks and/or to the reputation of GE or any of its Affiliate as a result of such breach or its continuation, the nature and associated cost of remedying or mitigating the effects of the breach and Acquiror’s financial resources, and having regard to the amount of time an Affiliate of GE would be given to remedy a similar problem). Acquiror shall promptly implement any agreed plan in accordance with its terms and any failure to do so or to comply with such plan shall be deemed to be a material breach of this Agreement by Acquiror. The Parties shall endeavor to agree on an appropriate plan within twenty (20) business days of written request from either party to do so. Acquiror shall in any event remedy such breach within a reasonable period of time (taking into account and having regard to those factors set out above).

5.13 Review/Approvals. Where Monogram Licensing reviews or approves any activity, document or product under this Agreement, it does so for its benefit only. No waiver or renunciation of any right of Monogram Licensing or of any obligation of Acquiror may be implied by such approval except when expressed clearly in writing.

6.	ADVERTISING MATERIALS AND REQUIREMENTS

6.1 Advertising. Acquiror will advertise and promote the Licensed Products Using the Licensed Marks in a manner consistent with the industry practice, and approved in advance of their use by Monogram Licensing. Monogram Licensing shall provide a written response to each submission within ten (10) business days. If Monogram Licensing fails to do so, Acquiror may give a second Notice to Monogram Licensing. If in such second Notice Acquiror so requests, Monogram shall respond in writing to Acquiror within five (5) business days of receipt of such second Notice, and shall in such response either (a) indicate its approval or disapproval and its reasons for any disapproval; or (b) identify a senior executive who will make himself/herself available for a meeting with Acquiror within 24 hours of a request from Acquiror for such meeting to discuss Monogram Licensing’s response. Any failure of Monogram Licensing to comply with the foregoing sentence shall be deemed a material breach by Monogram Licensing of this Agreement. If Monogram Licensing provides notice that the proposed advertising is unsatisfactory, contemporaneously with providing notice of disapproval, Monogram Licensing shall state the reasons for its disapproval and provide guidance on how such adverting might be approved. Advertising, brochures and other marketing materials used by the Business as of the Purchase Agreement Date are acceptable to Monogram Licensing so long as such materials are not out-of-date, inaccurate or inconsistent with Brand Guidelines and will not feature any marks of Monogram Licensing, GE or any of its Affiliates other than the relevant Licensed Marks (apart from secondary marks that have been transferred to Acquiror, which can be used as set forth in Section 6.6( c) hereof). All advertising and marketing materials will identify Acquiror or its Subsidiary, as applicable, as the source of the Licensed Products Using the Licensed Marks.

6.2 Artwork. Upon request of Acquiror, Monogram Licensing shall provide Acquiror with reproduction artwork for the Licensed Marks, and Monogram Licensing may, in its sole discretion, make available to Acquiror film, photostats, artwork, and full color reproductions of its Licensed Marks, artwork, designs, and other materials for Acquiror’s use in accordance with this Agreement. If Acquiror requests Monogram Licensing to supply new artwork, mechanicals, and film, Acquiror may be required to reimburse Monogram Licensing for out-of-pocket expenses, including, without limitation, reasonable hourly charges for creative personnel, incurred by Monogram Licensing in the preparation for Acquiror of such new artwork, mechanicals, and film. All charges due Monogram Licensing under this Section 6.2 will be billed and paid on a “Net 30 Days” basis. Within thirty (30) days of termination or expiration of this Agreement, Acquiror shall return all such reproduction artwork to Monogram Licensing. Acquiror is not required to reimburse Monogram Licensing for brand identity materials that Acquiror is required to follow. Further, if Monogram Licensing provides modified GE Brand Identity Guidelines, Acquiror shall be permitted to distribute all packaging, instruction books, advertising, promotional materials and the like then existing in inventory for a period not to exceed eighteen (18) months.

6.3 Manner of Transmission. All advertising, display, promotional copy, and other associated materials for the Licensed Products Using the Licensed Marks created by Acquiror arc to be submitted and/or made available to Monogram Licensing under this Section shall be sent according to the provisions of Section 10.1 hereof, or in another manner approved in advance of its Use by Monogram Licensing (e.g., email).

6.4 Compliance With Laws. Acquiror agrees, warrants and covenants that all advertising, display, promotional copy, and other associated materials for the Licensed Products Using the Licensed Marks created by it for any jurisdiction regardless of the media type shall comply with all applicable laws, guidelines, regulations, statutes, common law and rules of equity, including without limitation those regarding Intellectual Property, unfair competition, the U.S. Federal Communications Commission and the Federal Trade Commission and their state and international counterparts, if any. Monogram Licensing agrees that all advertising, display, promotional copy, and other associated materials for the Licensed Products Using the Licensed Marks that were used as of the Purchase Agreement Date comply with the requirements of this Section 6.4.

6.5 Internet Use. Subject to Section 6.1 and the terms of the Purchase Agreement, Acquiror may display, advertise and/or sell the Licensed Products Using the Licensed Marks on or in connection with the World Wide Web (the “Internet”) provided that Acquiror strictly adheres to the terms of this Agreement including, without limitation, the following conditions:

(a) The Licensed Marks shall neither be used in Acquiror’s website’s name nor as part (or whole) of the URL(s) or domain name relating to Acquiror’s website or any other website controlled by Acquiror, unless otherwise approved in advance of any such use by Monogram Licensing in writing.

(b) Acquiror shall not link web pages featuring the Licensed Products and/or Licensed Marks to any website actually known or reasonably ought to be known to Acquiror to be controlled or operated by GE or any of its Affiliates, unless Acquiror has obtained prior approval from Monogram Licensing, GE or the relevant Affiliate for use of said link.

6.6 Proper Mark Usage. Acquiror shall not:

(a) Alter the Licensed Marks in any manner, including, but not limited to proportions, colors, elements, etc.; or animate, morph or otherwise distort its perspective or two-dimensional appearance; or alter any proprietary indicators, such as “TM,” ®, and/or ©, which may appear with the Licensed Marks;

(b) Use the Licensed Marks on any site that (i) disparages (1) GE or any entity Acquiror knows or reasonably ought to know is an Affiliate of GE, or (2) any product or service of GE or any entity Acquiror knows is an Affiliate of GE, or (3) any product or service which is identified directly or indirectly with the Licensed Marks (or any of them); provided that (and for the avoidance of doubt) any fair comparative advertising, or any statement of objective fact, including those concerning any product or service of GE or any of its Affiliates, does not constitute disparagement; or (ii) infringes Intellectual Property rights of GE or any entity Acquiror knows or reasonably ought to know is an Affiliate of GE, or (iii) violates any applicable state, federal or international law;

(c) Use any secondary or other mark in conjunction with any Licensed Mark, without the express prior written consent of Monogram Licensing, save for those secondary marks transferred to Acquiror pursuant to the Purchase Agreement provided such use is the same as it was at the Purchase Agreement Date and those secondary marks set forth in Attachment 3 hereto provided such use is consistent with the GE Brand Identity Guidelines, and further provided that if any claim of infringement is brought against Monogram Licensing or GE or any Affiliate of GE which relates to any secondary or other mark used in conjunction with any Licensed Mark, Acquiror agrees upon Monogram Licensing’s request to take all reasonable action (including working together with Monogram Licensing in good faith) to mitigate any harm to the Licensed Marks and the reputation of GE’s and its Affiliates as a result of such claim. For the avoidance of doubt, the use of secondary marks in conjunction with the Licensed Marks in a manner substantially the same as used by Jasco Products Company

(www.jascoproducts.com) on its website at the Commencement Date shall be deemed acceptable to Monogram Licensing. Monogram Licensing shall provide a written response to any such request, accompanied by the suggested secondary or other mark and the proposed method of depiction, within ten (10) business days. If Monogram Licensing fails to do so, Acquiror may give a second Notice to Monogram Licensing. If in such second Notice Acquiror so requests, Monogram shall respond in writing to Acquiror within five (5) business days of receipt of such second Notice, and shall in such response either (a) indicate its approval or disapproval and its reasons for any disapproval; or (b) identify a senior executive who will make himself/herself available for a meeting with Acquiror within 24 hours of a request from Acquiror for such meeting to discuss Monogram Licensing’s response. Any failure of Monogram Licensing to comply with the foregoing sentence shall be deemed a material breach by Monogram Licensing of this Agreement.

(d) Use the Licensed Marks in any manner that implies sponsorship or endorsement of Acquiror or its products by Monogram Licensing or GE, other than the license granted in Section 2 herein; or

(e) Use the Licensed Marks as a feature or design element of any other logo or any other company’s name and/or trademarks.

6.7 Transition. For the purposes of Section 6.6, Monogram Licensing acknowledges Acquiror shall have the right, during the Term of this Agreement for a reasonable period of time prior to Acquiror ceasing to use the Licensed Marks, to transition from the Licensed Marks to a new mark or marks by co-branding with such secondary or other marks as are permitted under or approved by Monogram Licensing under Section 6.6( c) and this Section 6.7 of this Agreement. Acquiror shall conduct any co-branding in accordance with a co-branding campaign reasonably agreed by the Parties pursuant to this Section. In furtherance of this Acquiror shall consult with Monogram Licensing in preparing its draft co-branding campaigns to seek Monogram Licensing’s input on all relevant aspect of the campaign and as to any concerns Monogram Licensing may have in respect of the campaign’s effects, if any, on the Licensed Marks or the reputation of GE or any of its Affiliates. As part of this consultation process Acquiror will submit to Monogram Licensing its proposed co-branding campaign which will include all relevant items including without limitation the mark that will be used in the co-branding, how that mark(s) will be presented and positioned in relation to the Licensed Marks, and the period of time over which the co-branding will occur. The Parties will reasonably agree in good faith to the details of that co-branding campaign as soon as practicable after submission of the draft campaign to Monogram Licensing.

7.	REPORTS AND RECORDS

7.1 Reporting. By the thirtieth (30th) day following the close of each Reporting Period (“Due Date”), during the Renewal Period, if any, and any Sell-Off Period only, Acquiror shall send to Monogram Licensing a confidential single, electronic, full and accurate report (“Report”), certified by the Chief Financial Officer of Acquiror, detailing amongst other items, the Licensed Products Using the Licensed Marks, country(ies) in the Licensed Territory, Gross Revenue and Net Sales of each of the Licensed Products and total aggregate gross revenues of Acquiror and its Affiliates in respect of sales of Licensed Products (whether or not Using the

Licensed Marks) before any discounts, allowances or other deductions during the preceding Reporting Period, and that Acquiror has complied with the terms and conditions of this Agreement. The format of, and the content to be included in, the Report is contained in the Attachment 2 and may be reasonably revised by Monogram Licensing and Acquiror from time to time as they may mutually agree. Such Report shall be rendered at the times specified, whether Acquiror has any Licensed Products Using the Licensed Marks during the preceding Reporting Period. At the time of sending each Report hereunder, Acquiror shall calculate the royalty owed for the Reporting Period according to Section 3, and remit the royalty owed to Monogram Licensing. All payments required in this Section 7 shall be made by wire transfer to Monogram Licensing or in the manner otherwise reasonably specified by Monogram Licensing in writing.

7.2 Retail Outlets. Upon Monogram Licensing’s request, Acquiror shall provide a current list of all retail outlets by category (i.e., catalog, mass retail, clubs, etc.) to whom sales of Licensed Products Using the Licensed Marks were made in a preceding Reporting Period(s) covered by this Agreement. Acquiror shall maintain a record of sales by invoice for each month during this Agreement. All Reports provided for in this Agreement are to be sent to Monogram Licensing in accordance with Section 10.1 hereof.

7.3 Late Payment. A late payment charge of one and a half percent (1.5%) per month over the prime rate (as published in the Wall Street Journal the 15th day of the month when such funds were due) shall be payable to Monogram Licensing on the amount of all payments not made when due under Section 7.1 hereof, calculated from the Due Date until the date payment is received by Monogram Licensing, provided however, that no late payment charge shall be assessed with respect to any payment or adjustment for which Acquiror was unable to properly account for by the pertinent Due Date as Acquiror had not yet timely itself received the relevant information. Notwithstanding the forgoing, in the event the late payment fee required hereunder exceeds the highest charge allowed by applicable law, then such fee shall be automatically reduced to the highest charge allowed by such applicable law. All payments shall be made by wire transfer to Monogram Licensing, or in such other manner as the Parties may mutually agree from time to time in writing.

7.4 Other Reports. Acquiror shall provide such other reports as may be required under this Agreement pursuant to the terms set forth herein.

7.5 Reports During Initial Term. During the Initial Term, Acquiror shall provide Monogram Licensing with Reports as reasonably requested from time to time.

7.6 Survival. The provisions of Section 7 shall survive termination or expiration of this Agreement.

8.	VERIFICATION OF REPORTS AND RECORDS

8.1 Books and Records. In the event that the Option is exercised, then during the Renewal Period, if any, and for at least two (2) years following the termination or expiration of this Agreement, Acquiror shall maintain Reports, the reports required in Section 5 herein, and other similar books and records applicable to this Agreement (collectively, “Books and Records”) as are necessary to substantiate that:

(a) all reports submitted to Monogram Licensing hereunder are true, complete, and accurate; and

(b) all royalties and other payments due Monogram Licensing hereunder shall have been paid to Monogram Licensing in accordance with the provisions of this Agreement.

8.2 Use of GAAP, IFRS or IAS. Acquiror shall use GAAP, IFRS or IAS, consistently applied as applicable, and in accordance with all applicable laws, statutes and regulations, to maintain all Books and Records.

8.3 Right to Inspect. During the Renewal Period, if any, and for at least one (1) year following the termination or Expiration Date of this Agreement, Monogram Licensing, through an independent certified public accountant acceptable to Acquiror (such approval not to be unreasonably withheld), shall have the right, upon reasonable written notice, at its sole expense except as provided in Section 8.4, to inspect, audit, and copy any of Acquiror’s Books and Records and any other records related to the Licensed Products, including but not limited to: records relating to production, inventory sales, invoices, general ledger and sub-ledgers, accounts receivable, accounts payable, production, shipping, inventory, purchase of production materials, management reports, warranties, and return sales, at all times during regular business hours for the purpose of determining the correctness of the Reports and royalty payments due under this Agreement. The independent certified public accountant shall reveal to Monogram Licensing only whether the Reports and royalty payments due under this Agreement were correctly made, and whether (or not) Acquiror is in compliance with the terms of this Agreement and if not, the amounts in error therein and the 1 nature and extent of the non-compliance of the applicable Reports and royalty payments; and no other information obtained in the course of the audit shall be reported to Monogram Licensing.

8.4 Deficiencies. If the inspection or audit reveals a deficiency of royalty due or paid by Acquiror to Monogram Licensing, Acquiror shall, within ten (10) days of receipt of notice to cure the deficiency, make payment to Monogram Licensing of said deficiency, including interest on any such sum from the Due Date for payment at the rate set out in Section 7.3. [***]

9.	INDEMNIFICATION AND INSURANCE

9.1 Indemnification of Monogram Licensing. (a) Except as provided in Section 9.1 (b) below, Acquiror shall indemnify and hold harmless Monogram Licensing and its respective directors, officers, agents, representatives, employees, subsidiaries, affiliates and licensing agents (“GE Indemnified Parties”), from all liability, loss, damage, judgment, penalty, costs, or expense (including reasonable attorneys’ fees and out of pocket costs) incurred by the GE Indemnified Parties arising out of or in connection with: (a) the manufacture, distribution, use, sale, and/or marketing of the Licensed Products, or (b) an act or omission pursuant to, or in breach of, this Agreement by Acquiror, its Vendors and/or their agents and employees, including, but not limited to, a claim or suit involving an allegation of: (i) infringement or misuse or contravention of any trade mark, service mark, trade dress, copyright, product configuration, domain name, right of publicity or right of privacy, or false or misleading advertising, (ii) a defect in the design or manufacture, (iii) failure to warn, or (iv) other allegation relating to: (A) Licensed Products Sold by Acquiror, (B) the manufacture, labeling, sale, distribution, advertising, use, or consumption of Licensed Products, (C) failure to comply with applicable law, or (D) any violation of any applicable child labor or environmental or hazardous materials laws, except to the extent covered by Section 9.2. Monogram Licensing shall, to the extent it becomes aware of same, give Acquiror reasonable notice of all claims or suits within thirty (30) days and grant Acquiror the right to select counsel acceptable to Monogram Licensing (such approval not to be unreasonably withheld or delayed) and to settle and/or control such claim or suit at Acquiror’s expense, provided that (a) Monogram Licensing may at any time by written notice to Acquiror assume joint control (meaning that both Monogram Licensing and Acquiror shall participate in each and every aspect of such defense and shall be a “client” of counsel selected by Monogram Licensing (and reasonably acceptable to Acquiror) to handle such defense) of any such claim suit and/or settlement negotiations if it reasonably considers that GE or any of its Affiliates’ reputation, or that of any of the Licensed Marks, is or is likely to be adversely affected by such suit, action or settlement; and (b) upon such notice both Acquiror and Monogram Licensing will closely co-operate in the conduct of such litigation and both parties must approve any material decision made in connection with any such action or claim including any settlement of such action or claim, such approval not to be unreasonably withheld or delayed. Acquiror shall bear the costs of any such defense except if Monogram Licensing elects to be represented by separate counsel from the counsel representing Acquiror each Party shall bear the costs of its own counsel unless Monogram Licensing reasonably believes that representation of the Parties by the same counsel would either (1) give rise to a conflict of interest on the part of such counsel; or (2) such counsel will not adequately defend the reputation the Licensed Marks or their reputation or that of Monogram Licensing or GE and its Affiliates. Where Monogram Licensing does not assume joint control any such action or claim, Monogram Licensing shall be given full opportunity to monitor, at its sole expense, all cases involving indemnification, subject to applicable time limits, and Acquiror agrees to consult with Monogram Licensing as to actions taken in regard to any claim or suit subject to this Section 9.1, upon Monogram Licensing’s reasonable written request, it being understood and agreed that, unless and until Monogram Licensing elects to assume joint control, the final decision on any matter, including settlement, relating to a claim or suit subject to indemnification under this Section 9.1 shall solely be Acquiror’s, provided that (a) Acquiror bears the full cost of any such decision or settlement; (b) Acquiror does not make any adverse admission in connection with any such decision or settlement; and (c) Monogram Licensing must approve any settlement that adversely affects or may adversely affect any of the Licensed Marks or the reputation of GE or any of its Affiliates, such approval not to be unreasonably withheld or delayed. For the avoidance of doubt, the assumption of joint control of any claim, action or settlement by Monogram Licensing shall not affect the indemnity given by Acquiror pursuant to this Section. (b) Notwithstanding anything in Section 9.1(a) to the contrary, the indemnity obligation set forth in Section 9.1(a) shall not extend to any liability, loss, damage, judgment, penalty, costs, or expenses (including reasonable attorneys’ fees and out of pocket costs) incurred by the [***] arising out of or in connection with: [***]

9.2 Indemnification of Acquiror. Monogram Licensing shall indemnify and hold harmless Acquiror, its directors, officers, agents, representatives, employees, dealers, subsidiaries, affiliates, licensing agent, and distributors (“Acquiror Indemnified Parties”) from any liability, loss, damage, or expense (including reasonable attorneys’ fees and out of pocket costs) incurred by the Acquiror Indemnified Parties, arising out of any claim or suit involving an allegation of trademark infringement involving Use of the Licensed Marks in the Licensed Territory in accordance with this Agreement and/or involving any content supplied by

Monogram Licensing under Section 6.2 hereof. Acquiror shall, to the extent it becomes aware of same, give Monogram Licensing notice of any claim or suit within thirty (30) days and grant Monogram Licensing the right to select counsel and settle and/or control such claim or suit at Monogram Licensing’s expense, provided that Acquiror must approve any settlement that adversely affects Acquiror’s goodwill or financial position, such approval not to be unreasonably withheld or delayed. Acquiror shall be given full opportunity to monitor all cases involving indemnification, at its expense, subject to applicable time limits.

9.3 Insurance. Acquiror shall acquire and maintain at its sole cost and expense throughout the Term of this Agreement, and for a period of two (2) years following the termination or expiration of this Agreement, Comprehensive General Liability Insurance, including broad form coverage for product liability, personal injury (including bodily injury and death), advertiser’s liability, and contractual liability, naming “GE Monogram Licensing International” (and its designees from time to time), and its affiliates, officers, employees and agents, as additional insured parties, and underwritten by an insurance company with a Best’s rating of at least A-IXII and licensed to do business in the Licensed Territory (“Required Insurance”). The coverage of the Required Insurance shall be primary (irrespective of the existence or coverage of any other policy maintained by any insured or third party), contain a waiver of subrogation against additional insureds and provide protection of not less than $5,000,000 combined single limit for personal injury and property damage (on a per occurrence basis) and a deductible not to exceed ten percent (10%). The Required Insurance policy or policies shall contain an endorsement which requires that notice be given to Monogram Licensing at least thirty (30) days prior to cancellation, termination, lapse, material modification, or expiration of the policy (language merely requiring the insurer to endeavor to provide notice is not sufficient), and shall provide coverage protection for Acquiror, Monogram Licensing and their respective affiliates, officers, employees, and agents against any and all claims, demands, causes of action or damages, including attorney’s fees, arising out of this Agreement, including but not limited to those arising from the manufacture, sale, distribution, use, or advertisement of the Licensed Products Using Licensed Marks, regardless of when such claims are made or when underlying injuries occur or manifest themselves. The policy or policies for the Required Insurance shall not contain cross-claim, cross-suit, or other such exclusion clauses which would preclude additional insured parties from instituting causes of action against other insureds under the policy or which would otherwise limit coverage of additional insureds. Acquiror will review the amounts and types of insurance coverages on an annual basis and will continue to provide adequate protection for Acquiror, Monogram Licensing, and their respective affiliates, officers, employees and agents but in no event shall Monogram Licensing’s rights or coverages under this Section 9.3 be decreased. In the event Acquiror’s insurance is canceled and replacement insurance is not obtained prior to the effective date of such cancellation, Monogram Licensing shall have the right, but not the obligation, to procure such coverage and charge the expenses incurred to Acquiror. Upon request and at any time, Acquiror shall promptly furnish a copy of the policy or policies for the Required Insurance to Monogram Licensing. Acquiror expressly authorizes Monogram Licensing or its designee(s) to deal directly with Acquiror’s insurance broker or agent to address or resolve any issue(s) regarding Acquiror’s coverage under the Required Insurance or to obtain a copy of the certificate as required by this Agreement In this regard, Acquiror shall advise Monogram Licensing in writing, upon Acquiror’s signing of the Agreement and at any time in the future if there is a change, of its insurance broker or agent (e.g., company name, address, telephone and fax numbers, and primary contact person).

9.4 Within ten (10) days after the Commencement Date, a certificate or certificates issued by Acquiror’s insurance company evidencing the insurance required above shall be submitted to Monogram Licensing. Such certificate(s) shall set forth, at a minimum, the amount of insurance, the additional insured endorsement, the policy number, the date of expiration, and an endorsement that Monogram Licensing shall receive thirty (30) days’ written notice prior to cancellation, termination, lapse, material modification, or expiration of the coverage. Any proposed change in any such certificate of insurance shall be submitted to Monogram Licensing for its prior written approval. Copies of then-prevailing certificates of insurance for the Required Insurance shall be promptly furnished to Monogram Licensing upon request, at any time, and also upon renewal of insurance. No additional insured under the Required Insurance shall have any responsibility or liability for any deductible, premium or over-limit liability.

9.5 Survival. The provisions of this Section 9 shall survive termination or expiration of this Agreement, and they shall continue until expiration of all applicable state and/or federal legal statute(s) of limitations related to claims arising out of this Agreement and/or the manufacture, distribution, use, sale, and/or marketing of the Licensed Products.

10.	NOTICES

10.1 Any notice permitted or required in this Agreement shall be deemed properly given if made to Acquiror or Monogram Licensing in accordance with Section 11.03 of the Purchase Agreement, which is incorporated herein by reference in its entirety as though set forth herein.

11.	THIRD PARTY INFRINGEMENTS

11.1 Notice of Infringement. Each Party shall promptly notify the other in writing of all third party infringements of, or unlicensed use of marks or designs confusingly similar to, the Licensed Marks of which it becomes aware in the Field of Use. Monogram Licensing shall have the sole and exclusive right to determine whether or not action shall be taken due to or against such infringements or to otherwise terminate such infringements provided that if Acquiror provides Monogram Licensing with (a) reasonable evidence that such infringement is having or is reasonably likely to have a material adverse affect on Acquiror’s business if it is allowed to continue; and (b) advice from qualified counsel in the relevant jurisdiction that Monogram Licensing has a reasonable prospect of success in such action; Monogram Licensing shall, in consultation with Acquiror and at Acquiror’s expense (reimbursed against invoice) promptly take and pursue all reasonable action (as advised by counsel) in respect of such infringement. All recoveries of damages pursuant to such action shall be (after deduction of any un-reimbursed costs incurred by Monogram Licensing) paid to Acquiror.

11.2 Avoidance of Infringement. Acquiror shall not knowingly infringe third party Intellectual Property rights by the sale of Licensed Products Using the Licensed Marks and shall promptly notify Monogram Licensing of all claims by third parties to Acquiror involving infringement of such Intellectual Property rights of which it becomes aware.

12.	PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION

12.1 Incontestability. Acquiror acknowledges Monogram Licensing’s exclusive right, title, and interest in and to the Licensed Marks, and Acquiror will not act, either directly or indirectly, to contest the validity of, injure, or discredit the Licensed Marks. Except as agreed by Monogram Licensing, Acquiror shall not register, seek to register, use, or display the Licensed Marks in such a way as to create the impression that such marks belong to Acquiror.

12.2 Use Inures to Monogram Licensing’s Benefit. Acquiror agrees that any and all Uses by Acquiror of the Licensed Marks shall inure to the benefit of Monogram Licensing.

12.3 No Confusingly Similar Marks or Names. Acquiror shall not make unlicensed use of, or apply for registration, of a trademark or a service mark confusingly similar to any of the Licensed Marks. Acquiror shall not Use the Licensed Marks or translations thereof, or marks confusingly similar thereto, as part of its corporate name or trade name.

12.4 Assistance. Each party agrees to assist the other in procuring registration of licenses required by local law and other actions for the protection of the Licensed Marks and protecting Monogram Licensing’s rights therein. Toward that end, each Party agrees to cooperate with the other in requested filings and the prosecution of trademark, service mark, applications each may desire Monogram Licensing to file and in the conduct of litigation relating to the Licensed Marks. Acquiror shall supply to Monogram Licensing such samples, containers, labels, sales information, and similar material and, upon Monogram Licensing’s request, shall procure evidence, give testimony, and cooperate with Monogram Licensing as may reasonably be required in connection with such application or litigation.

12.5 Additional Registrations. Monogram Licensing agrees to use commercially reasonable efforts to obtain, renew and maintain trademark registrations for the Licensed Marks in the appropriate trademark class in such countries or territories as Acquiror may request. The cost of obtaining same shall be at Acquiror’s expense.

12.6 Samples. Acquiror shall, upon Monogram Licensing’s request, provide to Monogram Licensing a duplicate original of each of the first three (3) invoices for shipments for sale of each category of the Licensed Products in intrastate, interstate, or international commerce.

12.7 Marking. Acquiror shall mark each Licensed Product Using the Licensed Marks in the same manner as the approved pre-production or production samples or in such manner reasonably specified by Monogram Licensing in writing. Except as otherwise provided in this Agreement, all marketing, advertising, promotional and packaging materials Using a Licensed Mark shall bear the marking: “The term GE and the General Electric monogram logo are licensed trademarks of GE Monogram Licensing,” or such other reasonable marking as Monogram Licensing shall direct from time to time. In addition, all Licensed Products Using the Licensed Marks shall be marked as required by local law or as otherwise reasonably required by Monogram Licensing. Notwithstanding anything to the contrary in this Section, Monogram Licensing agrees that Licensed Products Using the Licensed Marks Sold by the Business on or prior to the Purchase Agreement Date fully comply with the requirements of this Section 12.7.

12.8 Acquiror’s Marking. Acquiror shall place its own name or identifying mark, toll-free customer support telephone number and website address on the Licensed Products Using the Licensed Marks or on its packaging and instruction manuals in a manner reasonably approved by Monogram Licensing in advance of such Use so that the source of such Licensed Products Using the Licensed Marks can be readily identified.

12.9 Non-Licensed Activities. Acquiror shall not Use any of the Licensed Marks, except as expressly permitted by the terms of this Agreement.

12.10 Irreparable Injury. Acquiror agrees that the Licensed Marks possess special, unique, and extraordinary characteristics, which make difficult the assessment of the monetary damage that Monogram Licensing would sustain by unauthorized Use of the Licensed Marks (or any of them) and irreparable injury to the Licensed Marks would occur as a result. Acquiror agrees that injunctive and other equitable relief may be appropriate in the event of a breach of this Agreement by Acquiror, provided, however, that such remedy shall not exclude other legal remedies otherwise available.

12.11 Survival. The provisions of Sections 12.1-12.3 shall survive termination or expiration of this Agreement.

13.	REPRESENTATION AND WARRANTIES AND OWNERSHIP OF INTELLECTUAL PROPERTY

13.1 Fitness for Purpose. Acquiror represents, warrants, and covenants that the Licensed Products Using the Licensed Marks shall be merchantable and fit for the purpose for which they are intended as provided in the express warranty provided with Licensed Products except that Acquiror may disclaim the foregoing representations to the extent permitted by law.

13.2 Compliance with Law. Acquiror represents, warrants, and covenants that the manufacturing, packaging, marketing, sales, display, and distribution of Licensed Products Using the Licensed Marks shall meet or exceed all applicable national, federal, state, and local laws, rules, regulations, and ordinances, and any additional requirements imposed by Monogram Licensing, pertaining to such products or activities including, but not limited to, those relating to product safety, quality, labeling, environmental and Intellectual Property. Acquiror agrees that it will not manufacture, package, market, display, sell, or distribute any Licensed Products Using the Licensed Marks, or cause any Licensed Products Using the Licensed Marks, to be manufactured, packaged, marketed, displayed, Sold, or distributed in violation of any such applicable national, federal, state, and local laws, rules, regulations, ordinances, and including without limitation, environmental and hazardous waste laws.

13.3 Impermissible Labor. Acquiror represents, warrants, and covenants that it shall not encourage or knowingly use child, indentured, prison or any other form of involuntary labor, and to the best of its knowledge, that it shall engage no Vendor that engages in such activities. The term “child” or “children” refers to a person younger than sixteen (16) regardless of the applicable local legal minimum age for employment. Acquiror, Vendors and prospective Vendors shall be required to respond promptly and fully to all Monogram Licensing inquiries as to use of such labor. The identification of the use of child, involuntary, indentured or prison labor will result in Acquiror immediately working with Vendor to achieve compliance or termination of dealings between Acquiror and said Vendor if compliance is not promptly achieved. Acquiror shall use reasonable commercial efforts to pass through these requirements to all entities supplying components to a Vendor for use in or with Licensed Products Using the Licensed Marks (“Sub-Tier Vendors”). In the event that a Sub-Tier Vendor is determined to be non-compliant, Acquiror shall immediately work with the Vendor to achieve compliance or demand termination of dealings by a Vendor with said Sub-Tier Vendor.

13.4 Treatment of Persons. It shall be Acquiror’s sole responsibility to ensure that persons involved in Acquiror’s business activities relating to the manufacture, production, marketing, sale, display and distribution of Licensed Products Using the Licensed Marks are not working in violation of applicable law, and are provided a fair employment opportunity, protection of their basic human rights, and a clean working environment as free as practicable from health and safety hazards. Acquiror represents and warrants that it will conduct its business activities in accordance with these policies and will put similar language in its agreements with its Vendors, distributors, and agents on a commercially reasonable basis going forward. It is understood that Monogram Licensing assumes no liability for acts that may be inconsistent with the above-stated policies. Monogram Licensing reserves the right, in its sole discretion, to make inquiries and inspections upon reasonable notice. Monogram Licensing is not an employer of Acquiror or Acquiror’s Vendors, Sub-Tier Vendors, distributors, or agents. Acquiror shall report to Monogram Licensing any material circumstances, claims, or allegations that are inconsistent with the above-stated policies of Section 13.3.

13.5 Audits by Acquiror. Subject to the terms in Section 5, Acquiror or its designee will from time to time assess and ensure through on-site inspections and audits (using Acquiror’s procedures and methods mutually agreeable to Monogram Licensing and Acquiror) that its and all Vendor’s manufacturing facilities producing Licensed Products Using the Licensed Marks comply with local and other applicable legal requirements relating to labor, environment, health and safety (“EHS”). Said audits and inspection will cover, at a minimum, the manufacturing site’s business processes, labor practices, wage and work hour compliance, worker living conditions (where worker housing is provided), EHS systems, EHS performance, and working conditions. Formal records of these audits will be maintained by Acquiror. In addition to such audits, Acquiror will procure and maintain on file its legally required certifications and those from its Vendors (for all their manufacturing sites used to manufacture Licensed Products Using the Licensed Marks) attesting to their compliance to all local and other applicable legal requirements.

13.6 Access to Vendors. During the Term of the Agreement and for three (3) years thereafter, Acquiror shall provide, and shall obtain from Vendors on a commercially reasonable basis at Monogram Licensing’s request, full and complete access during normal business hours to the manufacturing sites, offices, books and records for purposes of auditing any performance (including without limitation employee screening and environmental compliance). Monogram Licensing shall treat all information it obtains pursuant to its right of access under this Section 13.6 as Confidential Information subject to the provisions of the Intellectual Property License Agreement, and shall use such information solely for the purpose of ascertaining Acquiror’s compliance with the terms hereof, and for no other purpose.

13.7 Compliance with Laws. In carrying out this Agreement, Acquiror, and to the best of Acquiror’s knowledge its Vendors and their employees shall comply with: (a) all applicable laws of any country, state, province or locality in which it operates, including, without limitation, laws and regulations regarding anti-money laundering, illegal payments, gifts and gratuities, customs and taxes; (b) the Foreign Corrupt Practices Act of the United States; and (c) the requirements and principles of GE’s Policies (“Policies”) as set forth in the document titled “Integrity: The Spirit & Letter of Our Commitment,” (website reference http://www.ge.com/files/usa/citizenship/pdf/english.pdf) relating to business practices generally (including anti-bribery) and standards of conduct for transactions with governments, receipt of copies of such are hereby acknowledged. Such compliance includes (but is not limited to) the obligation not to pay, offer or promise to pay, or authorize the payment directly or indirectly of any money or anything of value to any person (whether a government official, private individual, or corporation) for the purpose of illegally or improperly inducing or rewarding any favorable action by a governmental official or a political party or official thereof or private individual or corporation to make a buying decision or illegally or improperly to assist Acquiror in obtaining or retaining business, or to take any other action favorable to Acquiror.

13.8 Mutual Warranties. Each Party further represents and warrants that:

(a) it, and each of its Subsidiaries and Affiliates to which a sublicense in the Agreement is extended, are duly organized, validly existing and in good standing under the laws of the applicable state of incorporation and are duly qualified to transact business as a foreign corporation in each state, country or other jurisdiction in which its activities in the performance of this Agreement make such qualification necessary, except where the failure to be so qualified could not be cured or substantial steps to achieve a cure could not be made within ninety (90) days notice to the other of such necessity;

(b) its execution, delivery and performance of this Agreement has been duly authorized, this Agreement has been duly executed by it and this Agreement constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms; and

(c) the execution, delivery and performance of this Agreement does not and will not: (i) violate or conflict with the articles of organization or limited liability company agreement of the Party; (ii) violate or conflict with or result in the breach of any of the terms, conditions or provisions of any agreement, contract or instrument to which the Party is a party or by which Acquiror is or may be bound, or give rise to a right of termination or accelerate the performance of any obligations thereunder, or constitute a default which has not been waived thereunder, or result in the creation or imposition of any lien, claim, charge, encumbrance or restriction of any nature whatsoever upon or against the Party or any of the assets, contracts or business of the Party; or (iii) violate any order, writ, injunction, decree, law, rule or regulation applicable to the Party. Nothing in this Section is intended to prohibit any Party from making mandatory business filings.

13.9 No Mass Giveways. Except as otherwise permitted herein, Acquiror shall not use the Licensed Products Using the Licensed Marks for mass giveaways or for similar methods of merchandising without the prior written consent of Monogram Licensing.

13.10 Ownership. GE represents and warrants that Monogram Licensing has the right and authority to grant to Acquiror a license of the Licensed Marks on the term set out in this Agreement.

13.11 Survival. The provisions of Section 13.1-13.7 and 13.9-13.10 shall survive termination or expiration of this Agreement with respect to Licensed Products Using the Licensed Marks.

14.	DISCLAIMERS

14.1 No Implied Rights. Nothing in this Agreement shall be construed as (a) a warranty or representation by Monogram Licensing or GE that anything made, used, displayed, sold or otherwise disposed under or pursuant to the rights granted in this Agreement is or will be free from any claim of third parties by way of infringement or otherwise; (b) granting by implication, estoppel, or otherwise, licenses or rights under Intellectual Property rights of Monogram Licensing or GE other than to the Licensed Marks.

14.2 No Implied Warranties. Except as specifically provided herein none of Monogram Licensing, GE nor Acquiror makes any representation, extends any warranty, express or implied, nor assumes any responsibility whatsoever with respect to use, sale, or other disposition by Acquiror or its customers or other transferees of Licensed Products.

14.3 Liability Limitation. Except for liability for indemnification expressed herein, and liability for willful actions, neither party’s total liability whether based on claims founded in contract, warranty, tort (including without limitation negligence), strict liability or otherwise shall exceed the amount of cumulative royalties paid under this Agreement. In no event, whether in contract, warranty, tort (including without limitation negligence), strict liability or otherwise, shall either party be liable for special, incidental, exemplary, punitive or consequential damages, including without limitation, loss of profit or revenue, loss of use of equipment or other property, cost of capital, cost of substitute goods, facilities, or services, downtime costs, or claims of customers for damage or loss of property.

15.	CANCELLATION

15.1 The Parties understand that Monogram Licensing, its Subsidiaries, Affiliates, and the authorized dealers of the foregoing, Use the Licensed Marks that are the subject of this license to advance and promote services, equipment, and other product sales, and that Monogram Licensing has a paramount obligation to preserve its ability to so Use and exploit such Mark.

16.	FORCE MAJEURE

16.1 Except for the obligation to pay royalties, the Parties shall not be liable for failure of performance hereunder if occasioned by war, declared or undeclared; fire; flood; interruption of transportation; embargo; accident; explosion; inability to procure or shortage of supply and materials, equipment, or production facilities; prohibition of transportation of the Licensed Products; governmental order, regulations, restrictions, priorities or rationing; or by strike, lockout, or other labor troubles interfering with the production or transportation of such goods or with the supplies of raw materials entering into their production; or other cause beyond the control of the Parties. Suspension of performance by reason of this Section shall be limited to the period during which such cause of failure exists, but such suspension shall not affect the running of the Term of this Agreement, nor shall it affect the obligation to pay royalties already due under this Agreement. If a material force majeure event continues for longer than one (1) year, either party shall be permitted to terminate the Agreement to the extent required by the nature of the event (e.g., a material force majeure event in one portion of the Licensed Territory permits a party to terminate the Agreement for that affected area, but not for the entire Licensed Territory).

17.	NO WAIVER

17.1 A failure by a Party to enforce any of the provisions of this Agreement or rights or remedies with respect thereto, or to exercise election therein provided, shall not constitute a waiver of such provision, right, remedy, or election or affect the validity thereof or of this Agreement. The exercise by a Party of its rights, remedies, or elections under the terms of this Agreement shall not preclude or prejudice its rights to exercise at another time the same or other right, remedy, or election it may have under this Agreement. The rights of termination provided in this Agreement are in addition to other rights, remedies, or elections Monogram Licensing may have with respect to this Agreement, including the right to sue for breach without terminating.

18.	MISCELLANEOUS

18.1 No Agency. Nothing in this Agreement or anything done by either party in the discharge of its obligations hereunder shall be deemed to constitute either party the agent of the other. Nothing contained herein shall be deemed to preclude or impair rights that Monogram Licensing may have as a creditor in a bankruptcy proceeding.

18.2 Entire Agreement. Section 11.06 of the Purchase Agreement is incorporated herein by reference in its entirety as though set forth herein.

18.3 Amendment. Section 11.09 of the Purchase Agreement is incorporated herein by reference in its entirety as though set forth herein.

18.4 Governing Law; Submission to Jurisdiction; Waivers. Section 11.12 of the Purchase Agreement is incorporated herein by reference in its entirety as though set forth herein.

18.5 Agreement Confidentiality. This Agreement, the provisions of this Agreement, any and all communications regarding this Agreement, and any and all actions and communications undertaken in furtherance of or in compliance with this Agreement shall constitute Confidential Information. Such Confidential Information shall be treated in accordance with the provisions of the Intellectual Property License Agreement and in any event shall not be disseminated or distributed outside the management, accounting, and/or legal counsel of each Party or any of its Affiliates without the prior written consent of the other Party, except as may be required by law (and in such event, the disclosing Party shall notify the other Party and use commercially reasonable efforts to seek a protective order or other means to limit the Confidential Information disclosed).

18.6 No Partnership. Nothing contained in this Agreement is intended or shall be construed to constitute or create a partnership, joint venture, franchise relationship, or formal business, or to constitute an employee/employer or principal/agent relationship; it being intended that the relationship of Monogram Licensing and Acquiror shall at all times be that of licensor and licensee respectively. Acquiror acknowledges and agrees that persons hired or engaged by Acquiror in the manufacture, distribution, or sale of Licensed Products are in no way to be considered employees, agents, servants, or independent contractors of Monogram Licensing.

18.7 Rules of Construction. Section 11.15 of the Purchase Agreement is incorporated herein by reference in its entirety as though set forth herein.

18.8 Counterparts. Section 11.16 of the Purchase Agreement is incorporated herein by reference in its entirety as though set forth herein.

18.9 Waiver of Jury Trial. Section 11.17 of the Purchase Agreement is incorporated herein by reference in its entirety as though set forth herein.

19.	TERMINATION AND EXPIRATION

19.1 Termination for Material Breach. During the Term, Monogram Licensing may terminate this Agreement for material breach of this Agreement by Acquiror in accordance with the terms of this Section 19.1. Monogram Licensing shall have the right, without prejudice to other rights it may have, to terminate this Agreement upon a material breach of this Agreement by Acquiror that remains uncured for (i) ten (10) business days in the case of (a) any breach of Section 9.3 or Section 13.3, (b) any material non-compliance with any laws or regulations regarding anti-money laundering, illegal payments, gifts and gratuities, customs and taxes; anti-bribery or standards of conduct for transactions with governments; or (c) any material violation of or non-compliance with the Foreign Corrupt Practices Act of the United States (and any such material violation or non-compliance shall be deemed to be a material breach of this Agreement); and (ii) thirty (30) calendar days in the case of any other material breach; (in each case the “Cure Period”) after Monogram Licensing has provided Acquiror with written notice of such breach. The division of rights to Use the Licensed Marks by Acquiror among more than one licensee and/or sublicensee shall not affect the determination of whether a breach is a material breach. If any one licensee or sublicensee commits a material breach which would qualify as such under this Agreement and which is not remedied in the Cure Period, then Monogram Licensing may terminate all licenses and sublicenses to Use the Licensed Marks based on such material breach. For purposes of illustration only, a material breach includes, but is not limited to, the following:

(a) failure in any material respect to follow license limitations in Section 2 or payment requirements in Section 3;

(b) failure in any material respect to produce Licensed Products as agreed in Section 5, or to provide indemnity as provided in Section 10; and

(c) an assignment that does not comply with limitations in Section 14.10 or an assignment for the benefit of creditors or a voluntary or involuntary bankruptcy event not promptly dismissed.

19.2 Sell-Off Period. Upon expiration (but not termination) of this Agreement, Acquiror shall discontinue all Use of the Licensed Marks; however, Acquiror shall have the right for up to six (6) months after the Expiration Date to dispose of any existing inventory of the Licensed Products Using the Licensed Marks (“Sell-Off Period”). Sales under this Section shall require the payment of royalties as provided above, as well as compliance with all other provisions of this Agreement. Acquiror’s right to a Sell-Off Period pursuant to this Section is subject to the condition that, within twenty-five (25) days after expiration, Acquiror will (a) pay to Monogram Licensing all royalties accrued or due at the time of expiration; (b) deliver to Monogram Licensing a report of sales up to the time of expiration; and (c) provide Monogram Licensing with an inventory count of unsold Licensed Products Using the Licensed Marks, and allow Monogram Licensing at its option to conduct a physical inventory to verify the statement. All final reports and payments shall be made within twenty-five (25) days after the end of said Sell-Off Period. Upon expiration of said Sell-Off Period, or upon termination of this Agreement other than by expiry, and notwithstanding contractual obligations of Acquiror to third parties, all remaining inventory of Licensed Products Using the Licensed Marks, including all components thereof that bear the Licensed Marks, and all tooling that may only be used to manufacture Licensed Products that bear the Licensed Marks, shall be destroyed (except as otherwise required by law) with evidence of such destruction to be given to Monogram Licensing.

19.3 Termination Right For Certain Third Party Judgments. Monogram Licensing may terminate, to the extent necessary, the license(s) granted hereunder with respect to a Licensed Product that is the subject of an adverse final non-appealable judgment of validity and infringement regarding any third party Intellectual Property right.

19.4 Termination for Failure to Use. If in any jurisdiction Acquiror ceases to Use any Licensed Mark for a period of one (1) year Monogram Licensing may, by providing sixty (60) days written notice to Acquiror, terminate this Agreement in that jurisdiction and in relation to that Licensed Mark which it has ceased to use.

19.5 Severability. Section 11.05 of the Purchase Agreement is incorporated herein by reference in its entirety as though set forth herein.

19.6 Consequences of Termination. Upon termination or expiration of this Agreement (whether in whole or in part), the license herein granted shall terminate (in its entirety or where relevant in relation to the relevant jurisdiction and Licensed Mark) and, except as specifically provided for herein, Acquiror and Acquiror’s receivers, representatives, trustees, agents, administrators, successors, permitted assigns and permitted sublicensees, shall immediately cease all Use of the Licensed Marks. Monogram Licensing shall have the option to repurchase Acquiror’s relevant remaining inventory of Licensed Products Using the Licensed Marks, at fair market value, as evidenced by invoices or other documentation.

19.7 Termination of Survival Provisions. The following provisions of this Agreement that are stated to survive termination or expiration shall in any event expire six (6) years after termination or expiration of this Agreement: Section 7, Sections 12.1-12.3 and Sections 13.1, 13.3-13.6, 13.9 and 13.10. The following provisions of this Agreement that are stated to survive termination or expiration shall in any event expire on expiry of the relevant limitation period for bringing any such claim or six (6) years after termination or expiration of this Agreement, whichever is later: Sections 13.2, 13.3 and 13.7. For the avoidance of doubt, termination of this Agreement shall be without prejudice to Section 2.8, which shall remain unaffected by any such termination.

20.	DISPUTE RESOLUTION

20.1 Section 11.11 of the Purchase Agreement is incorporated herein by reference in its entirety as though set forth herein.

21.	GE GUARANTEE

21.1 Subject to the terms of Section 21.2, GE hereby guarantees to Acquiror the performance of Monogram Licensing’s obligations under this Trademark License Agreement.

21.2 Notwithstanding anything to the contrary contained herein, no demand shall be made to GE hereunder until such time as Acquiror shall have proceeded against Monogram Licensing in accordance with the dispute resolution provisions of this Agreement and Monogram Licensing shall have been determined by relevant dispute, arbiter) to have breached one or more of its obligations under this Agreement and then GE shall be obligated to ensure the performance of Monogram Licensing’s obligations only to the extent set forth in such determination.

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Monogram Licensing, Acquiror and GE have caused this Agreement to be executed, in duplicate, by their respective, duly authorized representatives on the dates and at the places indicated below.

“Monogram Licensing”		“Acquiror”

GE Monogram Licensing International		Momentive Performance Materials Holdings Inc.

By:	/s/ Kathy B. Park	By:	/s/ PH

Title:	President	Title:

Date:		Date:

At:		At:

“GE”

General Electric Company, as Guarantor

By:	/s/ Illegible

Title:

Date:

At:

[Signature Page to Trademark License Agreement]